Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Strong Growth Drives Air Products Second Quarter EPS Up 19% to $.89

Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 26 by calling (719)457-2629 and entering passcode 6747521, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm ..

LEHIGH VALLEY, Pa. (April 26, 2006) – Air Products (NYSE:APD) today reported net income of $204 million or diluted earnings per share (EPS) of $.89 for its second fiscal quarter ended March 31, 2006. Net income increased 16 percent and diluted EPS was up 19 percent compared with the prior year.

Second quarter earnings comparisons are affected by the adoption of Statement of Financial Accounting Standards No. 123R and expensing of stock options as of October 1, 2005. On a comparable basis (including stock compensation expenses), net income increased 21 percent and diluted EPS increased 24 percent. A reconciliation can be found at the end of this release. The following discussion of second quarter results is on a comparable basis.

Revenues of $2,317 million were up 16 percent over the prior year on strong volume growth in Gases and Equipment. Operating income of $295 million was up 22 percent from the prior year, primarily on improved results in all segments driven by strong sales in Gases and Equipment and improved pricing in Chemicals.

John P. Jones, chairman and chief executive officer, said, “Strong growth in the second quarter again delivered a double digit earnings increase and improved return on capital. During the quarter, we announced repositioning plans for our Chemicals Group. Consistent with those plans, we completed the sale of our Geismar Polyurethane Intermediates facility and the acquisition of Tomah3 Products to strengthen our Performance Materials growth platform. Actions like these, coupled with our improving performance, are transforming Air Products to a higher growth, less cyclical and more focused company.”

Gases segment sales of $1,644 million were up 16 percent over the prior year on higher volumes in Electronics, EPI and global merchant gases. Operating income of $229 million increased 15 percent from the prior year on strong volumes, particularly in Electronics, improved pricing in North America, and gains from hurricane insurance recovery. The net hurricane impact was positive to operating income in the quarter by $15 million or $.04 per share. These improvements were partially offset by higher costs associated with the start-up of the new United Kingdom Home Oxygen Service contract and flat sales and higher costs in the U.S. Homecare business.

Chemicals segment sales of $493 million declined slightly over the prior year, principally due to lower volumes in Polyurethane Intermediates from customer shutdowns. However, Chemicals operating income of $50 million was up 18 percent over the prior year, driven by improved pricing to recover higher raw material, energy and natural gas costs.

Equipment segment revenues of $180 million rose substantially over the prior year. Higher air separation equipment sales in addition to LNG activity drove this increase. Operating income of $24 million was up significantly, driven by continued high LNG heat exchanger activity. The Equipment backlog at the end of the quarter was $596 million.

Outlook
Looking forward, Mr. Jones said, “We have seen strong volume growth in the first half of 2006 and are encouraged by the momentum we see in our businesses. With a great backlog of projects driving top-line growth, continued loading of our asset base, and improved productivity and aggressive cost management, we are well on our way to delivering our fourth consecutive year of double digit top-line growth while meeting our commitment to improve our return on capital.”

For the third quarter, the company expects earnings per share between $.88 and $.92. For the full year the company raised its earning guidance to a range of $3.40 to $3.50 per share.

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors.  Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently undetermined portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, ability to complete and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized.  The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Reconciliation
Effective 1 October 2005, the company adopted SFAS No. 123R and began expensing the grant-date fair value of employee stock options. Prior year results have not been restated.

This press release contains non-GAAP measures, which adjust prior year results to include the pro forma impact of expensing employee stock options based on previous footnote disclosures required by SFAS No. 123. See the discussion under Share-Based Compensation in the Notes to the consolidated financial statements. The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance.

	FY06 Q2	FY05 Q2%		FY05	FY05 Q2	% Change
	GAAP	GAAP	Change	Pro forma	Non-GAAP	Non-GAAP
				Stock	Measure	Measure
				Option
				Expense
Operating Income
Gases	$228.7	$206.8	11%	$7.7	$199.1	15%
Chemicals	50.4	45.0	12%	2.4	42.6	18%
Equipment	24.3	7.9	208%	.4	7.5	224%
Corporate	(8.8)	(7.5)	(17%)	.4	(7.9)	(11%)

Consolidated	$294.6	$252.2	17%	$10.9	$241.3	22%

Net Income	$204.0	$175.3	16%	$6.8	$168.5	21%

Diluted EPS	$.89	$.75	19%	$.03	$.72	24%

Please review the attached financial tables, including the Summary of Consolidated Financial Information:

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2006	2005	2006	2005
Sales	$2,317.2	$2,003.3	$4,415.8	$3,994.3

Net Income	$204.0	$175.3	$384.7	$342.1

Basic Earnings Per Share	$.92	$.77	$1.73	$1.51

Diluted Earnings Per Share	$.89	$.75	$1.69	$1.47

Capital Expenditures	$662.7	$227.1	$946.4	$493.9

Depreciation and Amortization	$189.0	$177.1	$375.3	$356.5

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2006	2005	2006	2005
SALES	$2,317.2	$2,003.3	$4,415.8	$3,994.3
COSTS AND EXPENSES
Cost of sales	1,743.6	1,468.9	3,314.9	2,944.4
Selling and administrative	275.5	257.2	530.1	510.0
Research and development	37.7	33.1	75.5	66.2
Gain on sale of a chemical facility	(70.4)	—	(70.4)	—
Impairment of loans receivable	65.8	—	65.8	—
Other (income) expense, net	(29.6)	(8.1)	(46.9)	(16.8)

OPERATING INCOME	294.6	252.2	546.8	490.5
Equity affiliates’ income	24.3	25.2	52.1	50.7
Interest expense	25.3	29.8	51.6	57.6

INCOME BEFORE TAXES AND MINORITY INTEREST	293.6	247.6	547.3	483.6
Income tax provision	79.4	67.8	146.2	132.7
Minority interest	10.2	4.5	16.4	8.8

NET INCOME	$204.0	$175.3	$384.7	$342.1

BASIC EARNINGS PER COMMON SHARE	$.92	$.77	$1.73	$1.51

DILUTED EARNINGS PER COMMON SHARE	$.89	$.75	$1.69	$1.47

WEIGHTED AVERAGE OF COMMON	222.8	228.1	222.4	227.3
SHARES OUTSTANDING (in millions)

WEIGHTED AVERAGE OF COMMON	228.5	234.3	227.9	233.2
SHARES OUTSTANDING ASSUMING
DILUTION (in millions)

DIVIDENDS DECLARED PER	$.34	$.32	$.66	$.61
COMMON SHARE – Cash

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)

	31 March	30 September
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash items	$73.9	$55.8
Trade receivables, less allowances for doubtful accounts	1,501.5	1,506.6
Inventories and contracts in progress	675.0	577.2
Other current assets	312.6	275.1

TOTAL CURRENT ASSETS	2,563.0	2,414.7

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	718.2	663.7
PLANT AND EQUIPMENT, at cost	13,460.8	12,913.3
Less accumulated depreciation	7,305.7	7,044.5

PLANT AND EQUIPMENT, net	6,155.1	5,868.8

GOODWILL	1,002.7	920.0
INTANGIBLE ASSETS, net	97.5	98.7
OTHER NONCURRENT ASSETS	496.0	442.9

TOTAL ASSETS	$11,032.5	$10,408.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,231.6	$1,378.0
Accrued income taxes	208.8	118.2
Short-term borrowings and current portion of long-term debt	453.6	447.0

TOTAL CURRENT LIABILITIES	1,894.0	1,943.2

LONG-TERM DEBT	2,349.2	2,052.9
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	763.9	821.6
DEFERRED INCOME TAXES	826.0	834.5

TOTAL LIABILITIES	5,833.1	5,652.2

MINORITY INTEREST IN SUBSIDIARY COMPANIES	191.7	181.1

SHARE-BASED COMPENSATION	40.0	30.0

TOTAL SHAREHOLDERS’ EQUITY	4,967.7	4,545.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,032.5	$10,408.8

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)

	Six Months Ended
	31 March
	2006	2005
OPERATING ACTIVITIES
Net Income	$384.7	$342.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	375.3	356.5
Deferred income taxes	(13.6)	18.5
Undistributed earnings of unconsolidated affiliates	(33.6)	(27.3)
Gain on sale of assets and investments	(12.4)	(7.1)
Gain on a sale of a chemical facility	(70.4)	—
Impairment of loans receivable	65.8	—
Share-based compensation	32.6	6.9
Other	(1.3)	36.3

Subtotal	727.1	725.9
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	3.9	4.6
Inventories and contracts in progress	(84.5)	(12.8)
Payables and accrued liabilities	(144.5)	(52.0)
Other	50.9	4.4

CASH PROVIDED BY OPERATING ACTIVITIES	552.9	670.1

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(810.0)	(427.7)
Investment in and advances to unconsolidated affiliates	(8.3)	(4.7)
Acquisitions, less cash acquired (b)	(127.0)	(58.6)
Proceeds from sale of assets and investments	191.9	34.1
Proceeds from insurance settlements	35.8	—
Other	(2.2)	.3

CASH USED FOR INVESTING ACTIVITIES	(719.8)	(456.6)

FINANCING ACTIVITIES
Long-term debt proceeds	280.3	457.6
Payments on long-term debt	(127.0)	(396.3)
Net increase in commercial paper and short-term borrowings	103.6	5.1
Dividends paid to shareholders	(142.2)	(131.3)
Proceeds from stock option exercises	60.8	113.7
Other	9.2	—

CASH PROVIDED BY FINANCING ACTIVITIES	184.7	48.8

Effect of Exchange Rate Changes on Cash	.3	2.3

Increase in Cash and Cash Items	18.1	264.6
Cash and Cash Items — Beginning of Year	55.8	146.3

Cash and Cash Items — End of Period	$73.9	$410.9

(a)	Includes $297.2 for the repurchase of cryogenic vessel equipment. Excludes capital lease additions of $1.1 and $2.3 in 2006 and 2005, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Chemicals Segment Portfolio Management

In March 2006, the company announced it is exploring the sale of its Amines and Polymers businesses, restructuring its Polyurethane Intermediates business, sold its dinitrotoluene (DNT) production facility in Geismar, La., and invested in its Performance Materials business with the acquisition of specialty surfactants producer Tomah3 Products.

Exploring Sale of Amines and Polymers Business
Air Products is exploring the sale of its Amines and Polymers businesses as part of the company’s ongoing portfolio management activities. The Amines business generated approximately $300 in revenues in 2005. Amines production facilities are located in Pace, Fla.; St. Gabriel, La.; and Camacari, Brazil. The consolidated Air Products Polymers joint venture with Wacker Chemie AG of Germany had approximately $550 in 2005 revenues with six manufacturing facilities including: South Brunswick, N.J.; Piedmont, S.C.; Calvert City, Ky.; Elkton, Md.; Ulsan, Korea; and Köln, Germany. Goldman Sachs is acting as the financial adviser to Air Products in connection with the potential sale of these businesses, which will be subject to Air Products’ Board of Directors and regulatory approval. These businesses will be reported as discontinued operations if and when the Board of Directors, representing management with the requisite level of authority, commits to sell the businesses.

Gain on Sale of a Chemical Facility
On 31 March 2006 as part of its announced restructuring of its Polyurethane Intermediates business, the company sold its DNT production facility in Geismar, La., to BASF Corporation for $155.0. Expense was recognized for the write-off of the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Air Products industrial gas facilities at this same location were not included in this transaction and will continue to produce and supply hydrogen, carbon monoxide and syngas for BASF and other customers.

Acquisition of Tomah3 Products
On 31 March 2006, the company acquired Tomah3 Products of Milton, Wis., in a cash transaction valued at $120.5. A preliminary purchase price allocation has been made and will be finalized when information needed to affirm underlying estimates is obtained. At 31 March 2006, goodwill recognized in this transaction amounted to $69.1 and identified intangibles amounted to $14.6. With sales of $73 in 2005, Tomah3 produces specialty surfactants and processing aids primarily for growth segments of the institutional and industrial cleaning, mining and oil field industries, among others. The Tomah3 acquisition reflects the company’s strategy to expand its presence in profitable market segments where it can build on its surface science expertise.

Impairment of Loans Receivable
The company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the company, the company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. In March 2006, the company publicly announced plans to restructure its Polyurethane Intermediates business and notified the supplier that it is highly unlikely that it will agree to further standstill agreements beyond May 2006, due to the company’s reduced forecast for sulfuric acid requirements. Based on events occurring within the second quarter of 2006, it is management’s judgment that the company will not be able to collect any amounts due.

Share Repurchase Program

In March 2006, the Board of Directors of Air Products approved a $1,500 share repurchase program. The company expects the share repurchase program to begin in the third quarter and to complete $500 of the program by 31 December 2006.

Purchase of Cryogenic Vessel Equipment

On 31 March 2006, the company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7 which was included in other noncurrent liabilities. In March 2006, the company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.

Hurricanes

In the fourth quarter of 2005, the company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005. During the three and six months ended 31 March 2006, the company collected insurance proceeds of $11 and $36 respectively, representing partial settlement with its insurers. Additional insurance recoveries for property damages and business interruption will be recognized as claims are settled. Other income for the three and six months ended 31 March 2006 included a net gain of $19.9 and $27.2, respectively, related to insurance recoveries net of expenses for property damage. In addition, the company estimates the impact of business interruption at $(5.2) and $(32.7) for the three and six months ended 31 March 2006.

A table summarizing the impact of the Hurricanes is provided below:

	Three Months Ended	Three Months Ended	Six Months Ended
	31 December 2005	31 March 2006	31 March 2006

Insurance Recoveries Recognized	$12	$24	$36
Property Damage	(5)	(4)	(9)

Other Income	7	20	27
Estimated Business Interruption	(28)	(5)	(33)

Total Impact	$(21)	$15	$(6)

Share-Based Compensation

Effective 1 October 2005, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The estimated impact of adopting SFAS No. 123R in 2006 is expected to reduce diluted earnings per share for the year by approximately $.13. The pro forma impact of expensing employee stock options in 2005 would have been a reduction of diluted earnings per share of $.13 for the year based on the disclosures required by SFAS No. 123.

The adoption of SFAS No. 123R requires a change in accounting for awards granted on or after 1 October 2005 to accelerate expense to the retirement eligible date for individuals who meet the requirements for immediate vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs is estimated to reduce diluted earnings per share for the year by approximately $.03, principally related to the stock option program, and is included in the total estimated impact of adopting SFAS No. 123R of $.13 for the year.

The company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005, and amortization related to new awards granted after 1 October 2005.

Because certain of the company’s share-based compensation programs include a provision for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date intrinsic value has been presented separately in the balance sheet outside of shareholders’ equity. The company believes the likelihood of such an actual cash settlement is remote. Accordingly, the company has accounted for its stock options as equity instruments in accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 123R-4 issued by the FASB on 3 February 2006. Under the FSP, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not trigger liability classification until it becomes probable that an event will occur.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2006	2005	2006	2005
Revenues from external customers
Gases	$1,643.8	$1,411.8	$3,205.7	$2,854.5
Chemicals	493.3	498.9	937.7	959.6
Equipment	180.1	92.6	272.4	180.2

Segment and Consolidated Totals	$2,317.2	$2,003.3	$4,415.8	$3,994.3

Operating income
Gases	$228.7	$206.8	$457.9	$426.6
Chemicals	50.4	45.0	69.6	65.0
Equipment	24.3	7.9	40.5	13.9

Segment Totals	303.4	259.7	568.0	505.5

Corporate research and development and other	(8.8)	(7.5)	(21.2)	(15.0)
income (expense)

Consolidated Totals	$294.6	$252.2	$546.8	$490.5

Equity affiliates’ income
Gases	$22.0	$22.5	$47.2	$45.1
Chemicals	2.3	2.7	4.9	5.6
Equipment	—	—	—	—

Segment and Consolidated Totals	$24.3	$25.2	$52.1	$50.7

(Millions of dollars)

			31 March	30 September
			2006	2005

Identifiable assets (a)
Gases			$8,358.5	$7,764.1
Chemicals			1,331.5	1,348.4
Equipment			278.0	247.0

Segment Totals			9,968.0	9,359.5

Corporate assets			346.3	385.6

Consolidated Totals			$10,314.3	$9,745.1

(a) Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

(Millions of dollars)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2006	2005	2006	2005
Revenues from external customers
North America	$1,355.2	$1,167.3	$2,624.6	$2,324.7
Europe	637.4	563.5	1,173.3	1,129.1
Asia	282.8	232.7	532.1	462.3
Latin America	41.8	39.8	85.8	78.2

Total	$2,317.2	$2,003.3	$4,415.8	$3,994.3

Note: Geographic information is based on country of origin. The Europe segment operates principally in Belgium, France, Germany, the Netherlands, the U.K., and Spain. The Asia segment operates principally in China, Japan, Korea and Taiwan.

# # #

Media Inquiries:

Betsy Klebe, tel: (610) 481-4697; e-mail: klebeel@airproducts.com

Investor Inquiries:

Phil Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com